EXHIBIT 21

Subsidiaries of the Registrant

Parent
Heritage Financial Corporation.

Subsidiaries	Percentage Owned	State or Other Jurisdiction of Incorporation or Organization
Heritage Bank	100%	Washington
Central Valley Bank	100%	Washington